NEWS
FOR IMMEDIATE RELEASE

CONTACT:

Melvin Gagerman, Chairman and CEO                                                                                                Cipora Lavut
Aura Systems, Inc.                                                                                               404 539-2161
310-643-5300 x171                                                                                                  clavut@aurasystems.com
mgagerman@aurasystems.com

Aura Systems Inc. Completes a Private Placement of Senior Secured Convertible Notes for $ 3.5 million

EL SEGUNDO, CALIFORNIA September 27 2011, Aura Systems, Inc. (OTCBB: AUSI) announced today that it has completed a private placement with accredited investors of senior secured convertible notes in the aggregate original principal amount of $3,675,000 and warrants to purchase up to 4,900,000 shares of our common stock, which will result in gross proceeds to the company of
$3,500,000. MDB Capital Group, LLC of Santa Monica, California served as the sole placement agent for this private placement.

The notes do not carry any interest, but includes original issue discount equal to 5% and are convertible at any time into shares of common stock of the company at a conversion price of $0.75 per share. In addition, the warrants have an exercise price of $1.00 per share and an exercise period of 5 years. The notes are secured by all of the Company’s assets, other than, the Company’s Patents and all other intellectual property.

The notes have an 18-month term and full ratchet anti dilution protection, repayment to be made in 12 equal monthly payments beginning in March 2012. Monthly payments can be made in cash and, under certain conditions; the payments can be made in common stock of the Company, or a combination of common stock and cash.  In addition, if the Company does not close a firm commitment public offering of more than  $15 million of securities within 6 months and certain other conditions are satisfied, the Company has the right to pre-pay in full the then outstanding notes.

Further details of the placement are described in the Company’s 8-K filing with the SEC and all of the transaction documents are attached to the 8-K filing.  A copy of the 8-K filing can be found at www.sec.gov

 For more information on Aura Systems Inc. visit www.aurasystems.com